EXHIBIT 10.1

$1,800,000,000

REVOLVING CREDIT AGREEMENT

Dated as of August 31, 2005

among

GILLETTE GROUP INTERNATIONAL S.A.R.L.
as the Borrower

THE GILLETTE COMPANY
as the Guarantor

and

THE LENDERS PARTY HERETO
as Lenders

and

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Agent

-i-

-ii-

Exhibits

Exhibit A	–	Form of Notice of Revolving Credit Borrowing
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C-1	–	Form of Opinion of Swiss Counsel for the Borrower
Exhibit C-2	–	Form of Opinion of In-house Counsel for the Loan Parties
Exhibit C-3	–	Form of Opinion of Special Counsel for the Loan Parties
Exhibit D	–	Form of Revolving Credit Note

-iii-

$1,800,000,000
REVOLVING CREDIT AGREEMENT

Dated as of August 31, 2005

     GILLETTE GROUP INTERNATIONAL S.A.R.L., a société à responsabilité limitée organized under the laws of Switzerland (the “Borrower”), THE GILLETTE COMPANY, a corporation organized under the laws of the State of Delaware (the “Guarantor”), the LENDERS PARTY HERETO, and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as agent for such Lenders (together with any successor thereto appointed pursuant to Article VII, the “Agent”), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Act” has the meaning specified in Section 9.14.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Equity of such Person.

     “Agent” has the meaning specified in the recital of parties to this Agreement.

     “Agent’s Account” means (a) for Revolving Credit Advances denominated in Dollars, the account of the Agent maintained thereby at Citibank NA New York, ABA No. 021000089, Account No. 40717188, Reference: Gillette, Attention: Caroline Maw/Nicola Laming, (b) for Revolving Credit Advances denominated in Euros, the account of the Agent maintained thereby at Bank of America N.A. London, Swift No. BOFAGB22, Account No. 35499012, Reference: Gillette, Attention: Caroline Maw/Nicola Laming, and (c) such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and each of the Lenders for such purpose.

     “Agreement” means this Revolving Credit Agreement dated as of August 31, 2005, by and among the Borrower, the Guarantor, the Lenders, and the Agent, as such agreement may be amended, restated, supplemented or modified from time to time.

     “Applicable Margin” means, as of any date, (a) for Base Rate Advances, 0.000% per annum and (b) for Eurocurrency Rate Advances, 0.060% per annum.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and any Person and approved by the Borrower and the Agent, in substantially the form of Exhibit B hereto.

     “Attributable Debt” means the total net amount of rent (discounted at 10% per annum compounded annually) required to be paid during the remaining term of any lease.

     “Bank” means a person which, in accordance with the explanatory Note No. S-02.12(1.2000), in conjunction with Note No. S-02.123 dated September 22, 1986, of the Swiss Federal Tax Administration, is, in the place at and from which it performs or will perform its obligations and exercises its rights and in the place of the office in which it books the relevant loan or Revolving Credit Advance, (a) qualified as a bank pursuant to the laws of the relevant jurisdiction; and (b) carries on a genuine banking activity.

     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

     (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate; and

     (b) 0.50% per annum above the Federal Funds Rate.

     “Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.06(a)(i) .

     “beneficial owner” has the meaning specified in Section 2.13(c)(v) .

     “Borrower” has the meaning specified in the recital of parties to this Agreement.

     “Business Day” means a day of the year on which banks are not required or authorized by law to close in either New York City or London and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market (or, in the case of any Eurocurrency Rate Advance denominated in Euros, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

     “Change in Law” means the adoption of any law, rule, regulation, court decision or precedential administrative guidance after the date of this Agreement.

     “Closing Date” has the meaning specified in Section 3.01.

     “Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.04.

     “Communications” has the meaning specified in Section 9.02(b) .

     “Company” means The Procter & Gamble Company, an Ohio corporation.

     “Confidential Information” means information that the Company or any Loan Party or any of their respective Affiliates or advisors furnishes to the Agent or any Lender on a confidential basis or that a reasonable Person would conclude is confidential or proprietary, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than any of the Loan Parties, the Company or any of their respective Affiliates or advisors.

     “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.07 or 2.08.

     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with applicable generally accepted accounting principles, recorded as capital leases, (f) all non-contingent obligations to reimburse any Person in respect of any amounts paid under acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Mortgage on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     “Dollars” and the “$” sign each means lawful currency of the United States of America.

     “Email” has the meaning specified in Section 9.02(a) .

     “EMU” means Economic and Monetary Union as contemplated in the Treaty of Rome.

     “EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement EMU.

     “Equivalent” in Dollars of Euros on any date means the equivalent in Dollars of Euros determined by using the quoted spot rate at which the Agent’s principal office in London offers to exchange Dollars for Euros in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in Euros of Dollars means the equivalent in Euros of Dollars determined by using the quoted spot rate at which the Agent’s principal office in London offers to exchange Euros for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “EURIBO Rate” means, for any Interest Period, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page) as the London interbank offered rate for deposits in Euro at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.07.

     “Euro” and “(euro)”means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community.

     “Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, (a) in the case of any Eurocurrency Rate Advance denominated in Dollars, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or on any successor or substitute page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.07, or (b) in the case of any Eurocurrency Rate Advance denominated in Euros, the EURIBO Rate.

     “Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in either Optional Currency that bears interest as provided in Section 2.06(a)(ii) .

     “Events of Default” has the meaning specified in Section 6.01.

     “Excluded Taxes” means, with respect to any Lender or the Agent, (a) Taxes imposed on such Person’s overall net income (and franchise Taxes imposed on such Person in lieu of net income Taxes) as a result of any present or former connection between such Person and the relevant taxing authority, in each case, whether in effect as of the date hereof or subsequently imposed as a result of a Change in Law, and (b) any other Taxes, except to the extent such Taxes are imposed as a direct result of a Change in Law occurring after the date on which such Person became a Lender or the Agent.

     “Facility Fee” has the meaning specified in Section 2.03(a) .

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “GSCP” has the meaning specified in the recital of parties to this Agreement.

     “Guaranteed Obligations” has the meaning specified in Section 8.01.

     “Guarantor” has the meaning specified in the recital of parties to this Agreement.

     “Guaranty” means the Guarantor’s absolute and unconditional guarantee of payment of all of the Borrower’s the obligations under the Loan Documents, including, without limitation, the Guaranteed Obligations, provided in Article VIII hereof.

     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     “Included Subsidiaries” means, with respect to each Loan Party, the Subsidiaries of such Loan Party that such Loan Party elects to include in the financial statements of such Loan Party most recently delivered to the Agent pursuant to Sections 4.01(e) or 5.01(d)(i) ..

     “Indemnified Costs” has the meaning specified in Section 7.05.

     “Indemnified Party” has the meaning specified in Section 9.04(b) .

     “Initial Lender” means each financial institution identified as an Initial Lender on the signature pages to this Agreement.

     “Interest Payment Date” means (a) with respect to any Base Rate Advance, (i) the last day of each March, June, September and December during the period in which such Base Rate Advance is outstanding and (ii) the date such Base Rate Advance is Converted or paid in full, and (b) with respect to any Eurocurrency Rate Advance, (i) the last day of each Interest Period applicable to such Eurocurrency Rate Advance and, if such Interest Period has a duration of more than three months, each day that occurs during such Interest Period every three months from the first day of such Interest Period and (ii) the date such Eurocurrency Rate Advance is Converted or paid in full; provided, however, that, notwithstanding the foregoing, solely for purposes of Section 2.09(b), the term “Interest Payment Date” means the last day of each Interest Period applicable to each Eurocurrency Rate Advance and, if such Interest Period has a duration of more than six months, each day that occurs during such Interest Period every six months from the first day of such Interest Period.

     “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and, to the extent available to all Lenders, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (London time) at least two Business Days prior to the first day of such Interest Period, select; provided, however, that:

     (a) the Borrower may not select any Interest Period that ends after the Termination Date;

     (b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “Lenders” means each Initial Lender and each Person that shall become a party hereto pursuant to Section 9.07.

     “Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “Liquidity Event” means, as to any Rated Lender Entity, the occurrence of either of the following events: (a)(i) the Spread as of the last day of any five consecutive Business Day period is 100 basis points or more in excess of the Spread as of the first day of such period, and (ii) the average Spread during the ten consecutive Business Days commencing immediately after the period referred to in subclause (a)(i) above remains 100 basis points or more in excess of the Spread as of the first day of the period referred to in subclause (a)(i) above; or (b) at any time, the credit ratings of the long-term unsecured debt of such Rated Lender Entity are reduced by three or more levels by at least two of the Rating Agencies from the credit ratings of such debt by such Rating Agencies as in effect on the Closing Date.

     “Loan Documents” means, collectively, this Agreement and each Revolving Credit Note, if any.

     “Loan Parties” means, collectively, the Borrower and the Guarantor.

     “Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Guarantor and its Subsidiaries, taken as a whole.

     “Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Guarantor and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or the Lenders under the Loan Documents, or (c) the ability of the Loan Parties to perform their obligations under the Loan Documents.

     “Material Subsidiary” means, (a) at any time prior to the consummation of the Transaction, any Subsidiary of the Borrower that a reasonable Person would believe has a material amount of the aggregate assets of, or contributes a material amount of the aggregate revenues of, the Guarantor and its Subsidiaries, taken as a whole, and (b) at any time after the consummation of the Transaction, any

“Material Subsidiary” as such term is defined in the Revolving Credit Agreement, dated as of July 27, 2005, among Procter & Gamble International S.A.R.L. and the additional borrowers, as borrowers, the lenders party thereto, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., as sole lead arranger and sole book runner, JPMorgan Chase Bank, N.A., as syndication agent, and ABN Amro Bank N.V. and Deutsche Bank Securities, Inc., as co-documentation agents, as amended, restated, modified or supplemented from time to time.

     “Mortgage” means any lien or security interest or other charge or encumbrance having the effect of a lien or security interest.

     “Non-Excluded Taxes” has the meaning specified in Section 2.13(a) .

     “Notice” has the meaning specified in Section 9.02(c) .

     “Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a) .

     “Optional Currency” means Dollars or Euros, as the context may require.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     “Platform” has the meaning specified in Section 9.02(b) .

     “Primary Currency” has the meaning specified in Section 9.09(b) .

     “Process Agent” has the meaning specified in Section 9.11(a) .

     “Principal Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing or processing, wherever located, owned or leased by the Guarantor or any of its Subsidiaries, and having a gross book value in excess of $300,000,000, other than any such facility or portion thereof (a) which is a pollution control or other facility financed by obligations issued by a governmental authority pursuant to Section 103(b)(4)(E), 103(b)(4)(F) or 103(b)(6) of the Internal Revenue Code of 1954, or any successor provision thereof, or any similar law, rule or regulation of any other United States or foreign jurisdiction, or (b) which, in the opinion of the Board of Directors of the Borrower or the Guarantor, as the case may be, is not of material importance to the total business conducted by the Guarantor and its Subsidiaries, considered as a whole.

     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Unused Commitment at such time and the denominator of which is the aggregate Unused Commitments of all Lenders at such time, and (b) such amount.

     “Rated Lender Entity” means, with respect to (a) GSCP, GS Group, Inc., and (b) any other Lender, any Affiliate of such Lender that (i) is the primary issuer of publicly traded Debt for such Lender and its Affiliates, and (ii) has obtained a rating with respect to such Debt from one or more of the Rating Agencies.

     “Ratings Agency” means each of (a) Standard & Poors, a division of The McGraw-Hill Companies, Inc., (b) Moody’s Investors Service, Inc., and (c) Fitch Ratings, Ltd., a wholly-owned subsidiary of Fimalac, S.A.

     “Reference Advance” has the meaning specified in Section 2.06(c) .

     “Reference Banks” means the principal office in London of each of Citibank N.A., The Royal Bank of Scotland, and Barclays Bank plc.

     “Register” has the meaning specified in Section 9.07(d) .

     “Related Indemnified Party” has the meaning specified in Section 9.04(b) .

     “Required Lenders” means at any time Lenders owed in excess of 50% of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having in excess of 50% of the Commitments; provided, however, that if any Lender shall be an Affiliate of the Borrower at such time, there shall be excluded from the determination of Required Lenders at such time the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to such Affiliate (in its capacity as a Lender) at such time or, if no such principal amount is then outstanding, such Affiliate’s Commitment at such time.

     “Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to either a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

     “Revolving Credit Borrowing” means a Revolving Credit Borrowing consisting of simultaneous Revolving Credit Advances of the same Type and Optional Currency made by each of the Lenders pursuant to Section 2.01.

     “Revolving Credit Note” has the meaning specified in Section 2.16(a) .

     “Section 2.13 Certificate” has the meaning specified in Section 2.13(c)(ii) .

     “Spread” means, as to any Rated Lender Entity, the difference, measured in basis points, between (a) the interest rate on the outstanding benchmark ten-year long term debt of such Rated Lender Entity, and (b) the yield on United States Treasury securities with a maturity of ten years.

     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

     “Taxes” has the meaning specified in Section 2.13(a) .

     “Termination Date” means the earlier of (a) August 31, 2010, and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.02.

     “Transaction” means the Company’s acquisition of the Guarantor as announced in the Company’s press release dated January 28, 2005 filed on Form 8-K with the United States Securities and Exchange Commission.

     “Treaty of Rome” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992 and came into force on 1 November 1993), as such treaty may be amended from time to time and as referred to in the EMU legislation.

     “Type” has the meaning specified in the definition of “Revolving Credit Advance” in Section 1.01.

     “Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time, less (b) the sum of the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.

     “Utilization Fee” means, as of any date that the sum of the aggregate principal amount of the Revolving Credit Advances outstanding exceeds 50% of the aggregate Commitments, 0.015% per annum.

     “Voting Equity” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     SECTION 1.02 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE II

AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

     SECTION 2.01 The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate amount (based in respect of any Revolving Credit Advances to be denominated in Euros by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed such Lender’s Unused Commitment at such time. Each Revolving Credit Borrowing shall be in a minimum amount of $10,000,000, in respect of Revolving Credit Advances denominated in Dollars, or (euro)10,000,000, in respect of Revolving Credit Advances denominated in Euros, and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments; provided, however, that such minimum amount shall not apply with respect to any Revolving Credit Advances made in accordance with the provisions of Section 2.03(b) or Section 2.06(c) . Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.

     SECTION 2.02 Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (i) 11:00 A.M. (London time) on the second Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, or (ii) 10:00 A.M. (New York City time) on the same Business Day as the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or Email; provided, however, the initial Revolving Credit Borrowing hereunder may be made on notice given to the Agent not later than 8:00 A.M. (New York City time) on the same Business Day as the date of the proposed initial Revolving Credit Borrowing and may consist of Eurocurrency Rate Advances. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by Email, confirmed promptly by telephone, shall be in substantially the form of Exhibit A hereto, specifying therein the requested (A) date of such Revolving Credit Borrowing, (B) Type and Optional Currency of Revolving Credit Advances comprising such Revolving Credit Borrowing, (C) aggregate amount of such Revolving Credit Borrowing, (D) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period for each such Revolving Credit Advance, and (E) the account to which the proceeds of the requested Revolving Credit Borrowing are to be transferred. Each Lender shall, before 12:00 P.M. (London time) on the date of such Revolving Credit Borrowing (if such Revolving Credit Borrowing is comprised of Eurocurrency Rate Advances), or before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing (if such Revolving Credit Borrowing is comprised of Base Rate Advances), make available for its account to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower by transferring the amount thereof to the account designated by the Borrower for such purpose.

     (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11.

     (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing which the related Notice of Revolving Credit Borrowing specifies is to be composed of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

     (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s Pro Rata Share of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing, and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

     (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

     SECTION 2.03 Facility Fee. (a) The Borrower agrees to pay to the Agent for the account of each Lender a facility fee in Dollars on the aggregate amount of such Lender’s Commitment, from the Closing Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, at a rate per annum equal to 0.025% per annum, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2005, and on the Termination Date (the “Facility Fee”).

     (b) Unless the Borrower shall have notified the Agent in writing on or before 9:00 A.M. (New York City time) on the second Business Day prior to the last day of each March, June, September and December, commencing September 30, 2005, and the Termination Date, that it will pay, in cash, the Facility Fee that is due and payable by it on such date, the Lenders will be deemed to have made Revolving Credit Advances on such date in an amount equal to the Facility Fee that would otherwise be due and payable on such date, which Revolving Credit Advances shall, unless the Borrower has otherwise notified the Agent in writing on or before such Business Day, be a Eurocurrency Rate Advance denominated in Dollars having an initial Interest Period of one month. Each Revolving Credit Advance made pursuant to this Section 2.03(b) shall be deemed to have made pursuant to the Commitments and shall be subject to the limitation that the aggregate outstanding principal amount of the Revolving Credit Advances may at no time exceed the Commitments then in effect.

     SECTION 2.04 Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the Unused Commitments of the Lenders; provided, however, that each partial reduction shall be in the aggregate amount of at least $10,000,000.

     (b) Mandatory. The Commitments shall automatically terminate on the Termination Date.

     SECTION 2.05 Repayment of Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of all Revolving Credit Advances then outstanding.

     SECTION 2.06 Interest on Revolving Credit Advances.

     (a) Scheduled Interest. Subject to the provisions of Section 2.06(c), the Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance that is owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

     (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time, plus (y) the Applicable Margin in effect from time to time, plus (z) the Utilization Fee, if any, in effect from time to time, payable in arrears on each Interest Payment Date with respect to such Base Rate Advance.

     (ii) Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance, plus (y) the Applicable Margin in effect from time to time, plus (z) the Utilization Fee, if any, in effect from time to time, payable in arrears on each Interest Payment Date with respect to such Eurocurrency Rate Advance.

     (b) Default Interest. The Borrower shall pay interest on:

     (i) any portion of the unpaid principal amount of each Revolving Credit Advance that is owing to each Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above, as the case may be; and

     (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

     (c) Capitalization of Interest. Anything contained in this Agreement to the contrary notwithstanding, unless the Borrower has notified the Agent in writing on or before 9:00 A.M. (New York City time) on the second Business Day prior to any Interest Payment Date or date of a prepayment pursuant to Section 2.09(b)(i), that it will pay, in cash, the interest applicable to any Revolving Credit Advance, including any applicable Utilization Fee, that is due and payable by it on such Interest Payment Date in accordance with Section 2.06(a) or on such prepayment date in accordance with Section 2.09(b)(i), as applicable, the Lenders will be deemed to have made Revolving Credit Advances on such Interest Payment Date or prepayment date, as applicable, in an amount equal to the aggregate amount of interest, including any applicable Utilization Fee, that would otherwise be due and payable on such date, which Revolving Credit Advance shall, unless the Borrower has otherwise notified the Agent in writing on or before such Business Day, (i) be of the same Type and Optional Currency as the Revolving Credit Advance (the “Reference Advance”) in respect of which such interest (including any applicable Utilization Fee) shall have accrued (in each case after giving effect to any Conversion of the Reference Advance on such Interest Payment Date), and (ii) if such Revolving Credit Advance is a Eurocurrency Rate Advance, have an initial Interest Period of the same duration as the Interest Period commencing on such Interest Payment Date with respect to the Reference Advance. Each Revolving Credit Advance made pursuant to this Section 2.06(c) shall be deemed to have been made pursuant to the Commitments and shall be subject to the limitation that the aggregate outstanding principal amount of the Revolving Credit Advances may at no time exceed the Commitments then in effect.

     SECTION 2.07 Interest Rate Determination. (a) If any one or more of the Reference Banks shall not furnish timely information to the Agent for the purpose of determining each Eurocurrency Rate, the Agent shall determine such Eurocurrency Rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and each of the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or 2.06(a)(ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii) ..

     (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders in good faith notify the Agent that the Eurocurrency Rate for any Interest Period for such Eurocurrency Rate Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and each of the Lenders, whereupon (i)(A) each Eurocurrency Rate Advance denominated in Dollars will automatically Convert into Base Rate Advances, and (B) each Eurocurrency Rate Advance denominated in Euros will automatically be exchanged for an Equivalent of Dollars and Convert into Base Rate Advances, and (ii) the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and each of the Lenders that the circumstances causing such suspension no longer exist.

     (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and each of the Lenders and such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Eurocurrency Rate Advances denominated in the same Optional Currency and having an Interest Period of one month.

     (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, in respect of Eurocurrency Rate Advances denominated in Dollars, or (euro)10,000,000, in respect of Eurocurrency Rate Advances denominated in Euros, such Eurocurrency Rate Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances, and (ii) if such Eurocurrency Rate Advances are denominated in Euros, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

     (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will, upon the written request of the Agent (at the request of the Required Lenders), on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance, and (B) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurocurrency Rate Advances shall be suspended.

     (f) If either, with respect to Eurocurrency Rate Advances denominated in Dollars, the Moneyline Telerate Markets Page 3750, or, with respect to Eurocurrency Rate Advances denominated in Euros, the Page 248 of the Moneyline Telerate Service, is unavailable and, in each such case, fewer than two Reference Banks furnish timely information to the Agent for determining the applicable Eurocurrency Rate,

     (i) the Agent shall forthwith notify the Borrower and each of the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

     (ii) each such Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance, and (B) if such Eurocurrency Rate Advance is denominated in Euros, be prepaid by the Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Revolving Credit Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

     (iii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Base Rate Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and each of the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 2.08 Optional Conversion of Revolving Credit Advances. The Borrower may, subject to the provisions of Sections 2.07 and 2.11, Convert all or any portion of Revolving Credit Advances of one Type comprising the same Revolving Credit Borrowing into Revolving Credit Advances of the other Type; provided, however, that (a) any such Conversion of (i) Base Rate Advances into Eurocurrency Rate Advances or of Eurocurrency Rate Advances of one Interest Period into Eurocurrency Rate Advances of another Interest Period shall be made on notice received no later than 11:00 A.M. (London time) on the second Business Day prior to the date of the proposed Conversion, or (ii) Eurocurrency Rate Advances into Base Rate Advances shall be made on notice received no later than 10:00 A.M. (New York City time) on the same Business Day as the date of the proposed Conversion, (b) in the case of any Conversion of Eurocurrency Rate Advances other than on the last day of an Interest Period therefor, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c), (c) any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than $10,000,000, and (d) the Borrower may not Convert (i) Base Rate Advances into Eurocurrency Rate Advances denominated in Euros or (ii) Eurocurrency Rate Advances denominated in Euros into Base Rate Advances. Any Conversion of a Revolving Credit Advance from one Optional Currency to the other Optional Currency shall be based on an Equivalent amount of Dollars or Euros, as the case may be. Each notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, (iii) the Optional Currency (if different than the Optional Currency of the Revolving Credit Advance being Converted), and (iv) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Eurocurrency Rate Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

     SECTION 2.09 Prepayments.

     (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Agent in the case of Eurocurrency Rate Advances, and upon at least one Business Day’s notice to the Agent in the case of Base Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $10,000,000, in respect of each prepayment of Revolving Credit Advances denominated in Dollars, or (euro)10,000,000, in respect of each prepayment of Revolving Credit Advances denominated in Euros, and in an integral multiples of $1,000,000 or (euro)1,000,000, as applicable, in excess thereof, and (ii) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c) .

     (b) Mandatory. (i) If, on any date, the Agent notifies the Borrower that, (A) with respect to any Revolving Credit Borrowing with an Interest Period then in effect that commences on or prior to August 31, 2007, on the last day of such Interest Period, and (B) with respect to any other Revolving Credit Borrowing, on each Interest Payment Date for such Revolving Credit Borrowing, the sum of (1) the aggregate principal amount of all Revolving Credit Advances denominated in Dollars plus (2) the Equivalent in Dollars (determined on the Business Day immediately preceding such Interest Payment Date) of the aggregate principal amount of all Revolving Credit Advances denominated in Euros then outstanding exceeds 110% of the aggregate Commitments of the Lenders on such date, the Borrower shall, as soon as practicable and in any event within five Business Days after receipt of such notice, subject to the proviso to this sentence below, prepay the outstanding principal amount of any Revolving Credit Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date, together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Credit Advances prepaid; provided, however, that if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Eurocurrency Rate Advances in an aggregate amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 2.09(b)(i) to the Borrower and each of the Lenders, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Lender.

     (ii) On each Business Day, the Borrower shall repay the outstanding Revolving Credit Advances by an amount equal to the excess of the outstanding principal amount of the Revolving Credit Advances over the aggregate Commitments after giving effect to any reduction of the Commitments pursuant to Section 2.04 on the immediately preceding Business Day.

     SECTION 2.10 Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation enacted or issued after the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date of this Agreement, there shall be any material increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (A) Taxes (as to which Section 2.13 shall govern), and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction, state or any political subdivision thereof under the laws of which such Lender has any present or former connection, then the Borrower shall from time to time, and in any event within 30 days of written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost in reasonable detail and stating the basis upon which such amount has been calculated and certifying that such Lender’s method of allocating such costs is fair and reasonable and that such Lender’s demand for payment of such costs hereunder is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

     (b) If any Lender reasonably determines that compliance with any law or regulation enacted or issued after the date of this Agreement, or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is materially increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, within 30 days of written demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to the amount of such increased cost in reasonable detail and stating the basis upon which such amount has been calculated and certifying that such Lender’s method of allocating such costs is fair and reasonable and that such Lender’s demand for payment of such costs hereunder is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

     (c) If any Lender shall subsequently recoup any costs (other than from the Borrower) for which such Lender has theretofore been compensated by the Borrower under this Section 2.10, such Lender shall remit to the Borrower an amount equal to the amount of such recoupment.

     (d) Before making any demand under this Section 2.10, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     SECTION 2.11 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or Euros or to fund or maintain Eurocurrency Rate Advances in Dollars or Euros hereunder, (a) each Eurocurrency Rate Advance, as the case may be, will automatically, upon such demand, (i) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance, and (ii) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged for an Equivalent amount of Dollars and Convert into a Base Rate Advance, and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and each of the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow such Lender or its Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

     SECTION 2.12 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Revolving Credit Notes, if any, with respect to principal of, interest on, and other amounts relating to, Revolving Credit Advances denominated in Dollars, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (London time) on the day when due in Dollars to the Agent, by deposit of such funds to the Agent’s Account in same day funds. The Borrower shall make each payment hereunder and under the Revolving Credit Notes, if any, irrespective of any right of counterclaim or set-off, with respect to principal of, interest on, and other amounts relating to, Revolving Credit Advances denominated in Euros, not later than 1:00 P.M. (London time) on the day when due in Euros to the Agent, by deposit of such funds to the Agent’s Account in same day funds. The Guarantor shall make each payment hereunder with respect to any or all of the Guaranteed Obligations in the Optional Currency in which the respective Guaranteed Obligations are then denominated not later than 1:00 P.M. (London time) on the day that is 30 days after the date on which the Guarantor receives written notice from the Agent that the Borrower has failed to make a payment under this Agreement, including therein the date of such failure and the aggregate amount owing by the Borrower, and such payment shall be made to the Agent by deposit of such funds to the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, any Facility Fee, or any Utilization Fee, ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 9.04(c)) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for its account, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Revolving Credit Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of any Facility Fee and Utilization Fee shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Facility Fee or Utilization Fee is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (c) Whenever any payment hereunder or under the Revolving Credit Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any Facility Fee or Utilization Fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date, and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent, forthwith on demand, such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent at (i) the Federal Funds Rate, in the case of Revolving Credit Advances denominated in Dollars, or (ii) the cost of funds incurred by the Agent, in respect of such amount in the case of Revolving Credit Advances denominated in Euros.

     SECTION 2.13 Taxes. (a) Each of the Loan Parties shall only be required to pay or reimburse any Lender or the Agent for present or future taxes, levies, imposts, deductions, charges or withholdings arising from or in connection with any payments made by such Loan Party under this Agreement or any of the other Loan Documents, or any liabilities with respect to the foregoing (collectively, the “Taxes”), other than Excluded Taxes. If any of the Loan Parties shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the other Loan Documents to any Lender or the Agent, (i) such Loan Party shall make such deductions in respect of Taxes, (ii) such Loan Party shall pay the full amount deducted in respect of Taxes to the relevant taxation authority or other governmental or regulatory authority in accordance with applicable law, and (iii) solely to the extent there is an increase in any Taxes (other than Excluded Taxes) imposed on such Lender or the Agent as a result of this Agreement or any of the other Loan Documents (such increased amount being the “Non-Excluded Taxes” of such Lender or the Agent), the sum payable by such Loan Party shall be increased as may be necessary so that after making all required deductions of Non-Excluded Taxes such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made in respect of Non-Excluded Taxes. Within thirty days after the date of any payment of Non-Excluded Taxes by any of the Loan Parties, such Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a copy of a receipt evidencing such payment.

     (b) Each of the Loan Parties shall indemnify each Lender and the Agent for, and hold each of them harmless against, the full amount of Non-Excluded Taxes paid by such Lender or the Agent, as the case may be. This indemnification shall be made within 90 days from the date on which such Lender or the Agent, as the case may be, makes written demand therefor and provides adequate documentary evidence of payment thereof.

     (c) Each Lender and the Agent shall deliver or cause to be delivered to the Loan Parties:

     (i) in order to enable the Loan Parties to comply with any information reporting or backup withholding requirements of the U.S. Internal Revenue Code of 1986, as amended, or the regulations thereunder, the following properly completed and duly executed documents:

     (A) if such Lender or the Agent is organized under the laws of the United States, any State thereof, or the District of Columbia, (I) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments, or (II) if such Person is disregarded for federal income tax purposes, the documents that would be required under clause this clause (A), or clause (B), (C), and/or (D) of this Section 2.13(c)(i) with respect to its beneficial owner as if such beneficial owner were a Lender;

     (B) if such Lender or the Agent (I) is not organized under the laws of the United States, any State thereof, or the District of Columbia, and (II) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto), or a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto);

     (C) if such Lender or the Agent (I) is treated as a partnership or other non-corporate entity, and (II) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (1) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments), and, without duplication, with respect to each of its beneficial owners, and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (A), (B), this clause (C), and/or clause (D) of this Section 2.13(c)(i) with respect to each such beneficial owner as if such beneficial owner were a Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender or the Agent is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury Regulations, or the requirements of this clause (C) of Section 2.13(c)(i) are otherwise determined to be unnecessary (all such determinations under this clause (C) of Section 2.13(c)(i) to be made in the sole discretion of the Borrower); or

     (D) (I) if such Lender or the Agent is disregarded for U.S. federal income tax purposes, such Person shall deliver the document that would be required by this clause (D), or by clause (A), (B), or (C) of Section 2.13(c)(i) with respect to its sole owner as if such sole owner were such Lender or the Agent, or (II) if such Lender or the

Agent is not a United States person and is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (1) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments), and (2) if such intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting, the documents that would be required by clause (A), (B), (C), or this clause (D) of Section 2.13(c)(i) with respect to each such Person if each such Person were a Lender; and

     (ii) such other forms, certificates and documentation that such Lender or the Agent is legally entitled to furnish as may be necessary or appropriate to obtain any reduction of or exemption from any withholding or other Taxes imposed by any governmental authority on payments made by any of the Loan Parties under any Loan Document.

Each Lender and the Agent shall provide the appropriate forms, certificates and other documentation described in this Section 2.13(c): (x) prior to becoming a party to this Agreement; (y) upon a Change in Law or circumstances requiring or making appropriate a new or additional form, certificate or documentation; and (z) whenever reasonably requested by any of the Loan Parties or the Agent. If the forms referred to above in this Section 2.13(c)(ii) that are provided by a Lender at the time such Lender becomes a party to this Agreement indicate a withholding tax rate in excess of zero on payments under this Agreement, such withholding tax at such rate shall be treated as Excluded Taxes unless and until such Lender provides all such forms, duly completed and delivered, establishing that a lesser rate applies, whereupon such withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Lender assigns all or a portion of its Commitment under this Agreement to an Affiliate thereof, such Lender assignor was entitled to additional amounts under Section 2.13(a), then the related Lender assignee shall be entitled to additional amounts solely to the extent that amounts payable to such Lender assignee are themselves subject to a withholding tax imposed as a direct result of a Change in Law occurring after the date on which the Lender assignor became a party to this Agreement. Any additional Taxes imposed on any Lender as a direct result of a change in the Lending Office of such Lender shall be treated as Excluded Taxes except to the extent that (I) any such additional Non-Excluded Taxes are imposed as a result of a Change in Law occurring after the date of change of its Lending Office, or (II) such change is made at the request of the Borrower in which case the additional Non-Excluded Taxes shall be treated as Non-Excluded Taxes imposed by reason of a Change in Law and indemnified pursuant to subsection (a) above.

     (d) For any period with respect to which any Lender or the Agent has failed to provide the Borrower with the duly completed forms, certificates or other documents described in Section 2.13(c) or any successor thereto (other than if such failure is due to such Lender or the Agent, as the case may be, not being legally entitled to provide any such form, certificate or other document or if it is legally inadvisable for such Lender or the Agent, as the case may be, to deliver such form, certificate or other document), such Lender or the Agent shall not be entitled to the payment of any additional amounts pursuant to Section 2.13(a) or to indemnification under Section 2.13(b) with respect to Non-Excluded Taxes by reason of such failure, and such Taxes shall be considered Excluded Taxes; provided, however, that should any Lender or the Agent become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at the Agent’s or such Lender’s sole expense, take such steps (consistent with legal and regulatory restrictions) as such Lender or the Agent shall reasonably request to assist such Person in recovering such Non-Excluded Taxes from the proper governmental or regulatory authority; provided, however, that the Borrower will not be required to take any action that would be inadvisable or overly burdensome.

     (e) Each Lender and the Agent hereby agrees that, upon the occurrence of any circumstances entitling such Person to any additional amounts under Section 2.13(a) or to indemnification under Section 2.13(b), such Lender or the Agent shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions), at its own expense, to designate a different Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts or indemnification that may thereafter accrue.

     (f) If any Lender or the Agent entitled to additional compensation under any of the foregoing provisions of this Section 2.13 shall fail to designate a different Lending Office that avoids the need for additional compensation as provided in Section 2.13, then the Borrower may cause such Lender or the Agent to (and, if the Borrower so demands, such Lender or the Agent shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by the Borrower in accordance with the terms of Section 9.07(a) .

     (g) If any Lender or the Agent determines that it has received a refund of or credit against any Taxes as to which it has been indemnified by any of the Loan Parties or with respect to which any of the Loan Parties has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund or credit to such Loan Party (but only to the extent of amounts paid by such Loan Party under this Section 2.13), net of all out-of-pocket expenses of such Lender or the Agent and without interest (other than any interest paid by the relevant governmental or regulatory authority with respect to such refund or credit); provided, however, that each of the Loan Parties, upon the request of such Lender or the Agent, agrees to repay the amount paid over to such Loan Party to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund to such governmental authority or such credit is subsequently denied, provided nothing in this Section 2.13(g) shall be deemed to require the Agent or any Lender to provide copies of tax returns or other confidential tax information.

     (h) Each Lender and the Agent shall take all actions reasonably requested by any of the Loan Parties to assist such Loan Party, at the sole expense of such Loan Party, to recover from the relevant taxation authority or other governmental authority any Taxes in respect of which amounts were paid by such Loan Party pursuant to Section 2.13(a) or 2.13(b) .

     SECTION 2.14 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.10, 2.13 or 9.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     SECTION 2.15 Use of Proceeds. The proceeds of the Revolving Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries.

     SECTION 2.16 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time on account thereof. The Borrower agrees that, upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note of the Borrower payable to the order of such Lender, in substantially the form of Exhibit D hereto (a “Revolving Credit Note”), in a principal amount equal to the Commitment of such Lender.

     (b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Revolving Credit Borrowing made hereunder, the Type of Revolving Credit Advances comprising such Revolving Credit Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

     (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

     SECTION 2.17 Call Right of Affiliates. Any Affiliate of the Borrower may, upon at least three Business Days’ notice to the Agent stating the proposed date and aggregate principal amount of the purchase, and, if such notice is given, such Affiliate shall purchase from the Lenders the outstanding principal amount of Revolving Credit Advances comprising part of the same Revolving Credit Borrowings in whole or ratably in part, together with accrued interest thereon. After giving effect to each such purchase, the purchasing Affiliate shall be treated as a Lender to the extent of the rights and obligations so purchased, except as otherwise expressly set forth herein. Each purchase made pursuant to this Section 2.17 shall also be subject to Section 9.07(a) .

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

     SECTION 3.01 Conditions Precedent to Initial Revolving Credit Borrowing. The initial Revolving Credit Borrowing under this Agreement shall be made on and as of the first date (the “Closing Date”) on which the following conditions precedent have been satisfied:

     (a) The Borrower shall have paid all accrued fees and expenses of the Agent (including reasonable fees and expenses of counsel to the Agent), or made arrangements satisfactory to the Agent to pay such accrued fees and expenses after the Closing Date.

     (b) On the Closing Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized representative of the Borrower, dated the Closing Date, stating that:

     (i) The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Closing Date, and

     (ii) No event has occurred and is continuing that constitutes a Default.

     (c) The Agent shall have received on or before the Closing Date the following, each dated such date, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

     (i) Certified copies of each of the charter or other organizational documents of each of the Loan Parties and of resolutions of each of the Loan Parties approving this Agreement and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, together with an English translation of each of the foregoing documents, if any, that are not otherwise being provided in English.

     (ii) A certificate of an authorized representative of each of the Loan Parties certifying the names and true signatures of the other authorized representatives of such Loan Party authorized to sign this Agreement and the other documents to be delivered hereunder.

     (iii) Favorable written opinions of counsel for the Loan Parties, in the form of (A) Exhibit C-1 hereto from Swiss counsel to the Loan Parties, (B) Exhibit C-2 hereto from the Loan Parties’ special counsel, and (C) Exhibit C-3 hereto from Davis Polk & Wardwell, special counsel to the Loan Parties.

     SECTION 3.02 Conditions Precedent to Each Revolving Credit Borrowing. The obligation of each Lender to make any Revolving Credit Advance on the occasion of each Revolving Credit Borrowing (other than any deemed Revolving Credit Borrowing pursuant to Section 2.03(b) or Section 2.06(c)) shall be subject to the conditions precedent that:

     (a) on the date of such Revolving Credit Borrowing the following statements shall be true (and each of the giving of each Notice of Revolving Credit Borrowing and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Revolving Credit Borrowing such statements are true):

     (i) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e)(ii) thereof and in subsection (f) thereof) are correct in all material respects on and as of the date of such Revolving Credit Borrowing, before and after giving effect to such Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

     (ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

     (b) the Agent shall have received such other approvals, opinions or documents as the Required Lenders through the Agent may reasonably request.

     SECTION 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Closing Date, specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     SECTION 4.01 Representations and Warranties of the Loan Parties. Each of the Loan Parties represents and warrants, as to itself, as follows:

     (a) Such Loan Party is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified and in good standing in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the financial condition or results of operations of the Guarantor and its Subsidiaries, taken as a whole. Each Loan Party further represents and warrants that each of its respective Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation.

     (b) The execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereby, are within its corporate or other similar organization powers, have been duly authorized by all necessary corporate or other similar organization action, and do not contravene (i) its charter, by-laws or other organizational documents, or (ii) any law or any material contractual restriction binding on or affecting such Loan Party.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Loan Party of this Agreement or any other Loan Document to which it is a party, except for any such authorizations, approvals, actions, notices or filings as have already been made or obtained and are in full force and effect.

     (d) This Agreement has been, and each other Loan Document to which it is a party when delivered hereunder will have been, duly executed and delivered by such Loan Party. This Agreement is, and each other Loan Document to which it is a party when delivered hereunder will be, the legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with their respective terms.

     (e)      (i) (A) The audited consolidated balance sheet and the related statements of income and cash flows of the Guarantor and its Included Subsidiaries, together with the notes thereto, in each case dated as of December 31, 2004, and (B) the balance sheet of the Borrower and its Included Subsidiaries and the related profit and loss accounts of the Borrower and its Included Subsidiaries, together with the notes thereto, in each case dated as of December 31, 2004, fairly present in all material respects the financial condition of the Guarantor and its Included Subsidiaries and the Borrower and its Included Subsidiaries, respectively, as of such date and the results of operations of the Guarantor and its Included Subsidiaries and the Borrower and its Included Subsidiaries, respectively, for the period ended on such date.

     (ii) Except for the Transaction or as disclosed in writing to the Agent prior to the Closing Date, since December 31, 2004, there has been no Material Adverse Change.

     (f) There is no pending or overtly threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries or the Guarantor before any court, governmental agency or arbitrator that could reasonably be expected to adversely affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

     (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Revolving Credit Advance made to the Borrower will be used to extend credit to any Person for the purpose of purchasing or carrying any margin stock.

     (h) All written information (other than financial information, projections, estimates and other forward looking statements) heretofore furnished by such Loan Party to the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole, in each case as such written information may be amended, modified or supplemented by it from time to time, is correct in all material respects and does not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

     (i) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     (j) All of the Revolving Credit Advances and other obligations owing by the Borrower to the Agent and the other Lenders and under this Agreement and the Revolving Credit Notes, if any, rank pari passu to all of its other senior unsecured indebtedness for money borrowed.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

     SECTION 5.01 Affirmative Covenants. So long as any Revolving Credit Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Loan Parties will:

     (a) Compliance with Laws, Etc. Comply, and cause each of the Subsidiaries of the Borrower to comply, in all material respects, with all applicable laws, rules, regulations and orders, except where the failure to so comply would not have a Material Adverse Effect.

     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of the Subsidiaries of the Borrower to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all material lawful claims that, if unpaid, might by law become a Mortgage upon its property; provided, however, that none of the Guarantor, the Borrower or any Subsidiaries of the Borrower shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Mortgage resulting therefrom attaches to its property and enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced with respect thereto.

     (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Subsidiaries of the Borrower to preserve and maintain, its existence as a corporation, general partnership or limited liability company, as applicable, its rights (charter and statutory) and franchises; provided, however, that (i) the Borrower and each of its Subsidiaries and the Guarantor may consummate any merger, consolidation or transfer, sale or lease of its assets as an entirety to any Person not prohibited under Section 5.02(b), (ii) the Borrower and each of its Subsidiaries and the Guarantor may wind up, liquidate or dissolve any inactive or immaterial Subsidiary of such Person, (iii) none of the Guarantor, the Borrower or any Subsidiaries of the Borrower shall be required to preserve any right or franchise if the Board of Directors of the Guarantor, the Borrower or any such Subsidiary, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of its business, and that the loss thereof is not disadvantageous in any material respect to the Guarantor and its Subsidiaries, taken as a whole, or the Lenders, and (iv) the Guarantor, the Borrower and each of the Subsidiaries of the Borrower may reincorporate or otherwise change its legal form so long as (A) the Borrower or the Guarantor provides written notice thereof to the Agent reasonably promptly following such reincorporation or change (together with certified copies of each amended charter or other organizational document), and (B) such reincorporation or change would not result in a Material Adverse Effect.

     (d) Reporting Requirements. Deliver, or cause to be delivered, to the Agent (for distribution by the Agent to the Lenders):

     (i) as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, commencing with the 2006 fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower and its Included Subsidiaries, containing the balance sheet of the Borrower and its Included Subsidiaries as of the last day of such fiscal year, and the related profit and loss accounts of the Borrower and its Included Subsidiaries for such fiscal year, accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders of the independent public accountants of the Borrower;

     (ii) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of any Loan Party setting forth details of such Default or Event of Default and the action that one or more of the Loan Parties and their Subsidiaries has taken and propose to take with respect thereto;

     (iii) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

     (iv) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

     (v) such other information respecting any of the Loan Parties or any of their Subsidiaries as the Required Lenders through the Agent may from time to time reasonably request;

provided, however, that in the case of clauses (i) and (iii) of this subsection (d), the Borrower may comply with its obligations thereunder by posting the relevant documents to its website (or the Guarantor posting the relevant documents to its website on behalf of the Borrower), to www.sec.gov, or to such other website as notified to the Agent and the Lenders in lieu of delivering hard copies thereof to the Lenders.

     SECTION 5.02 Negative Covenants. So long as any Revolving Credit Advance shall remain unpaid or any Lender shall have any Commitment hereunder, neither the Borrower nor the Guarantor shall:

     (a) Restrictions on Mortgages. Incur, assume or guarantee, or permit any Material Subsidiary to incur, assume or guarantee, any Debt secured by a Mortgage on any Principal Manufacturing Property or on any shares of stock or debt of any Material Subsidiary, unless the Borrower or the Guarantor secures, or causes such Material Subsidiary to secure, the Revolving Credit Advances equally and ratably with (or prior to) such Debt; provided, however, that neither the Borrower nor the Guarantor will be required to so secure, or cause any Material Subsidiary to so secure, the Revolving Credit Advances if, after giving effect thereto, the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of all sale and leaseback transactions involving any Principal Manufacturing Property, would not exceed $2,000,000,000. This Section 5.02(a) shall not apply to, and there shall be excluded in computing secured Debt for the purposes of this Section 5.02(a), Debt secured by (i) Mortgages on property of or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Material Subsidiary, (ii) Mortgages existing on the Closing Date, (iii) Mortgages in favor of the Borrower, the Guarantor or a Material Subsidiary, (iv) Mortgages in favor of U.S. governmental bodies to secure progress or advance payments, (v) Mortgages on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), (vi) purchase money and title retention Mortgages, capitalized leases, and construction- or improvement-cost Mortgages, (vii) Mortgages securing the performance of, or payment in respect of, tenders, statutory obligations, contract bids, government or utility obligations, payment, performance, surety and return-of-money bonds and other similar obligations incurred in the ordinary course of business and other obligations of a similar nature, (viii) Mortgages arising under or in connection with Hedge Agreements entered into by the Borrower, the Guarantor or any of the Material Subsidiaries, and (ix) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (i) through (viii), inclusive.

     (b) Consolidation, Merger and Sale of Assets. Consolidate or merge with or into, or transfer, sell or lease its assets as an entirety to, any Person, unless the Person (if other than a Subsidiary of the Guarantor or the Company) formed by such consolidation or into which the Borrower or the Guarantor is merged or which acquires or leases the assets of the Borrower or the Guarantor or substantially as an entirety assumes the Borrower’s or the Guarantor’s obligations under the Loan Documents (and, upon such assumption, such Person shall be the Borrower or the Guarantor, as applicable, for all purposes of the Loan Documents), provided, however, that after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, and such consolidation, merger, transfer, sale or lease of assets is not prohibited under the indentures pursuant to which any publicly held debt of the Borrower or the Guarantor was issued.

ARTICLE VI

EVENTS OF DEFAULT

     SECTION 6.01 Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

     (a) The Borrower shall fail to pay any principal of any Revolving Credit Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Revolving Credit Advance or make any other payment of fees payable under this Agreement or any Revolving Credit Note within ten days after the same becomes due and payable; or either Loan Party shall fail to make any payment of any other amount payable under any Loan Document within ten days after the same becomes due and payable; or

     (b) Any representation or warranty made by either Loan Party (or any of its authorized representatives) under or in connection with this Agreement or any of the other Loan Documents shall prove to have been incorrect in any material respect when made; or

     (c) (i) Either Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (other than clauses (d)(i) or (d)(ii)) or Section 5.02 on its part to be performed or observed; or (ii) any Loan Party shall fail to perform any other term, covenant or agreement contained in this Agreement or any of the Loan Documents on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender

     (d) The Borrower, the Guarantor or any Subsidiary of the Borrower shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Guarantor or any Subsidiary of the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, the Guarantor or any Subsidiary of the Borrower shall take any corporate or other action to authorize any of the actions set forth above in this subsection (d); or

     (e) Any judgment or order for the payment of money in excess of $250,000,000 shall be rendered against the Borrower, the Guarantor or any Material Subsidiary and not satisfied, and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(e) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof, and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

     (f) Any non-monetary judgment or order shall be rendered against the Borrower, the Guarantor or any Subsidiary of the Borrower that would have a Material Adverse Effect and not resolved, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

     SECTION 6.02 Remedies. (a) If any Event of Default shall occur and be continuing, then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Revolving Credit Advances to be terminated, whereupon the obligation of each Lender to make such Revolving Credit Advances shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Credit Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Credit Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     (b) Notwithstanding anything to the contrary in clause (a) of this Section 6.02, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code, (i) the obligation of each Lender to make Revolving Credit Advances to the Borrower shall automatically be terminated, and (ii) the Revolving Credit Advances made to the Borrower, all interest thereon, and all amounts payable under this Agreement with respect thereto shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

     SECTION 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including, without limitation, enforcement or collection of the Revolving Credit Advances), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Revolving Credit Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or any of the other Loan Documents under applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.

     SECTION 7.02 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Loan Documents, except for its or their own negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the Lender that made any Revolving Credit Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and any assignee thereof as provided in Section 9.07; (b) may consult with legal counsel (including counsel for either Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith (without negligence or willful misconduct) by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any of the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of either Loan Party or to inspect the property (including the books and records) of either Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting in good faith upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 7.03 The Agent and Affiliates. With respect to its Commitment, the Revolving Credit Advances made by it and any Revolving Credit Note or Revolving Credit Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any of the Loan Parties, any of their Subsidiaries, or any Person who may do business with or own securities of any of the Loan Parties or their Subsidiaries, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.

     SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 7.05 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Loan Parties), ratably according to the respective principal amounts of the Revolving Credit Advances then owing to each of them (or if no Revolving Credit Advances are at the time outstanding or if any Revolving Credit Advances are then owing to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Loan Parties. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender, or a third party.

     SECTION 7.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and may be removed at any time with or without cause by the

Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

ARTICLE VIII

GUARANTY

     SECTION 8.01 Guaranty. The Guarantor unconditionally and irrevocably guarantees the payment of all of the obligations of the Borrower, whether now or hereafter existing, under the Credit Agreement and the Revolving Credit Notes, if any (collectively, the “Guaranteed Obligations”), and hereby agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any of the Lenders in enforcing any rights under the Guaranty. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any of the other Lenders but for the fact that such Guaranteed Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

     SECTION 8.02 Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the Revolving Credit Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The obligations of the Guarantor under this Article VIII are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce the Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under the Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

     (a) any lack of validity or enforceability of this Agreement, the Revolving Credit Notes, if any, or any other agreement or instrument relating thereto;

     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under or in respect of this Agreement or the Revolving Credit Notes, or any other amendment or waiver of or any consent to departure from this Agreement or the Revolving Credit Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

     (c) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

     (d) any failure of any Lender to disclose to the Borrower or the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Guarantor now or hereafter known to such Lender (the Guarantor waiving any duty on the part of the Lenders to disclose such information);

     (e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower or any other Person, whether in connection herewith or with any unrelated transactions; provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

     (f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

     The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower, as though such payment had not been made.

     SECTION 8.03 Waivers. The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, protest, dishonor and any other notice with respect to any and all of the Guaranteed Obligations and this Guaranty, and any requirement that the Agent or any of the Lenders protect, secure, perfect or insure any Mortgage or any property or assets subject thereto or exhaust any right or take any action against the Borrower. The Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement, and that the waivers and agreements set forth in this Section 9.02 are knowingly made in contemplation of such benefits.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any of the other Loan Documents, nor consent to any departure by any of the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the Loan Parties affected thereby and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all of the Lenders (other than any Lender that is an Affiliate of the Borrower), do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or postpone the Termination Date, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any scheduled date for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder pursuant to Section 2.03, 2.05 or 2.06, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release all or substantially all of the value of the Guaranty, or (g) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

     SECTION 9.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, or (y) to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), by electronic mail (in .PDF form) (“Email”), confirmed reasonably promptly thereafter in writing, if to the Borrower, at the address of such Person at BIBC Blandonnet Building, Chemin de Blandonnet 8, CH-1214 Vernier, Switzerland, with a copy to Peter G.V. Mee, Director (Legal and Government Affairs – Eastern Hemisphere), Telephone: +41-22-545-2106, Facsimile: +41-22-545-2306, Email: peter_mee@gillette.com; if to the Guarantor, at the address of such Person at the Prudential Tower Building, 800 Boylston Street, Boston, Massachusetts, 02199-8004, with a copy to Peter M. Green, Deputy General Counsel, Secretary and Corporate Governance Officer, Telephone: (617) 421-7511, Facsimile: (617) 463-8600, Email: peter_m_green@gillette.com; if to any Initial Lender, at its Lending Office specified opposite its name on the signature pages hereof; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be; and if to the Agent, at the address of GSCP, care of Goldman Sachs International, at Petershill, 1 Carter Lane, London EC4V 5ER, Telephone: +44-207-552-3881/+44-207-552-9732, Facsimile +44-207-552-7070, Email: loandocumentation@LN.email.gs.com; or, as to the Borrower, the Guarantor or the Agent, at such other address as shall be designated by such party in a written notice to the other parties, and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower, the Guarantor and the Agent; provided, however, that Notices of Revolving Credit Borrowing and materials delivered pursuant to Section 5.01(d)(i) and (d)(iii) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified by the Agent. All such notices and communications shall, when mailed, telecopied or sent via Email, be effective when deposited in the mails, telecopied or confirmed by Email, respectively, except that notices and communications to the Agent pursuant to Article II or III shall not be effective until received by the Agent. Delivery by telecopier or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any other Loan Document or of any Exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

     (b) Notices of Revolving Credit Borrowing and materials required to be delivered pursuant to Section 5.01(d)(i) and (d)(iii) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by Email at “loandocumentation@ln.email.gs.com”, or such other email address as the Agent shall specify in writing to the Borrower. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower or any of its Subsidiaries or any other materials or matters relating to this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system reasonably approved by the Borrower (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there may be confidentiality and other risks associated with such distribution, (ii) the Platform is provided on an “as is” and “as available” basis, and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

     (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Agent in writing of such Lender’s Email address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective Email address for such Lender), and (ii) that any Notice may be sent to such Email address.

     SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement, when executed and delivered hereunder, are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.04 Costs and Expenses. (a) The Borrower agrees to pay, reasonably promptly following demand therefor, all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, and (ii) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement against the Borrower (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights against the Borrower under this Section 9.04(a) .

     (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”; and each of the Agent and the Lenders, and their respective Affiliates, officers, directors, employees, agents and advisors being, in relation to each other, a “Related Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Revolving Credit Advances, this Agreement or any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Revolving Credit Advances; provided, however, that the Borrower shall not have any obligation to indemnify an Indemnified Party pursuant to this Section 9.04(b) with respect to any claim, damage, loss, liability or expense (i) that resulted from negligence, willful misconduct, violation of law or the breach of any Loan Document by such Indemnified Party or a Related Indemnified Party, (ii) is attributable to Taxes or Other Taxes, which in each case shall be governed solely by Section 2.13, (iii) that arises out of a claim, litigation, arbitration or proceeding of one or more of the Agent and/or any of the Lenders solely against the Agent and/or any of the other Lenders not attributable to the actions of the Borrower or any of its Subsidiaries or Affiliates, or (iv) that arises out of a claim, litigation, arbitration or proceeding in which one or more of the Borrower and/or its Subsidiaries or Affiliates prevail. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the directors, shareholders or creditors of the Borrower or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower and each of the Indemnified Parties hereby agrees not to assert any claim against each such other Person, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Revolving Credit Advances, this Agreement or any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Revolving Credit Advances. No Indemnified Party shall settle or otherwise pay or agree to pay any claim, damages, losses liabilities or expenses for which the Borrower is obligated to provide indemnification under this Section 9.04(b) without the prior written consent of the Borrower.

     (c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.09 or 2.11, acceleration of the maturity of the Revolving Credit Advances pursuant to Section 6.02, or for any other reason, or by an assignee to a Lender other than on the last day of the Interest Period for such Eurocurrency Rate Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     (d) Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in Sections 2.10, 2.13 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

     SECTION 9.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default, and (b) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Agent to declare the Revolving Credit Advances due and payable pursuant to the provisions of Section 6.02, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

     SECTION 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Borrower, the Guarantor and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantor, the Agent and each Lender and their respective successors and assigns, except that (other than in accordance with Section 5.02(b)) the Borrower and the Guarantor shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of the Lenders.

     SECTION 9.07 Assignments and Participations. (a) Without the written consent of the Borrower (which consent may be withheld in its sole and absolute discretion) and of the Agent (which consent shall not be unreasonably withheld), no Lender may assign all or any portion of its rights and obligations under this Agreement to any Person, except to an Affiliate of such Lender, as provided in Section 2.10, 2.13 or 2.17, or as set forth in Section 9.07(g); provided, however, notwithstanding the foregoing, upon the occurrence and continuance of any Liquidity Event as to any Rated Lender Entity, the Lender that is an Affiliate of such Rated Lender Entity shall be entitled to assign all or any portion of its Commitment with the consent of the Borrower, such consent not to be unreasonably withheld or delayed. If any Lender (i) requests any payment under Section 2.10 or Section 2.13, or (ii) gives notice to the Borrower pursuant to Section 2.11, then, so long as no Default or Event of Default has occurred and is continuing at such time, the Borrower may demand upon at least three Business Days’ notice to such Lender and the Agent that such Lender, and, upon such demand, such Lender shall, assign all of its rights and obligations under this Agreement to any Person designated by the Borrower. Each assignment pursuant to the terms of this Section 9.07(a) (A) shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (and, in the case of an assignment demanded by the Borrower, shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement), (B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, shall in no event be less than $10,000,000, and (C) shall be evidenced by an Assignment and Acceptance executed by each of the parties thereto and delivered to the Agent, for its acceptance and recording in the Register. No Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more assignees therefrom in an aggregate amount at least equal to the aggregate outstanding principal amount of the Revolving Credit Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (2) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of either of the Loan Parties or the performance or observance by either of the Loan Parties of any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

     (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee in accordance with Section 9.07(a), together with any Revolving Credit Note or Revolving Credit Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.

     (d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and Commitment of, and principal amount of the Revolving Credit Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Agent and each of the Lenders may treat each Person whose name is recorded as a Lender in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by either of the Loan Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Each Lender may, upon not less than five Business Days’ notice to the Borrower, sell participations to one or more entities qualifying as a Bank in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Revolving Credit Note or Revolving Credit Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Revolving Credit Note for all purposes of this Agreement, (iv) the Loan Parties, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any of the Loan Parties therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any scheduled date for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. If any Lender sells a participation as described in this Section 9.07(e), such Lender shall provide to the Agent on behalf of the Borrower, or maintain as agent of the Borrower, the information described in Section 9.07(d) with respect to such participation and shall permit either of the Loan Parties to review such information (to the extent permitted under applicable law) from time to time upon request. Neither the sale of any such participation nor the holding of such a participation by any participant shall increase any obligation of any of the Loan Parties under Section 2.13.

     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or proposed participation, disclose to the assignee or participant or proposed assignee or participant any financial statements and related documents delivered to the Agent in accordance with Section 4.01(e) or Section 5.01(d)(i); provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or proposed participant shall agree to preserve the confidentiality of any Confidential Information received by it in accordance with the terms of Section 9.08.

     (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and any Revolving Credit Note or Revolving Credit Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

     SECTION 9.08 Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by 9.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking; provided, however, that, with respect to clause (b) above, the Agent and each Lender agree to notify the Borrower promptly of any such request for the disclosure of Confidential Information unless such notification is prohibited by applicable law, rule or regulation or by judicial process.

     SECTION 9.09 Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars or Euros into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars or Euros, as the case may be, with such other currency at the Agent’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

     (b) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency. If the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.

     SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 9.11 Jurisdiction. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Loan Parties agree that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon CT Corporation System and its offices at 111 Eighth Avenue, New York, New York 10011 (the “Process Agent”), and hereby further agrees that any failure of the Process Agent to give any notice of any such service to the Loan Parties shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction.

     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     SECTION 9.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.13 Waiver of Jury Trial. The Borrower, the Guarantor, the Agent and each of the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Loan Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

     SECTION 9.14 Patriot Act. Each Lender hereby notifies the Borrower and the Guarantor that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the name and address of the Borrower and the Guarantor and other information that will allow such Lender to identify the Borrower and the Guarantor in accordance with the Act.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

GILLETTE GROUP INTERNATIONAL S.A.R.L.,
as Borrower

By	/s/ Edward Lonergan

Name: Edward Lonergan
Title: Executive

THE GILLETTE COMPANY,
as Guarantor

By	/s/ Gail Sullivan

Name: Gail Sullivan
Title: VP & Treasurer

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Agent

By	/s/ William W. Archer

Name: William W. Archer
Title: Managing Director

Initial Lender

Commitment	GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Lender
$1,800,000,000

	By	/s/ William W. Archer

Name: William Archer
Title: Authorized Signatory

LENDING OFFICE
GOLDMAN SACHS CREDIT PARTNERS L.P.	c/o Goldman Sachs International Petershill, 1 Carter Lane London, England EC4V 5ER